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                                                                  EXHIBIT (P)(5)


                       Bogle Investment Management, L.P.

                               COMPLIANCE MANUAL


PURPOSE

The purpose of this document is to specify the responsibilities of all employees of Bogle Investment Management, L.P. (BIM) to comply with laws and regulations governing their conduct when trading securities for client accounts or for their own accounts. Such laws and regulations may be promulgated by Federal or state legislative statute, by a Federal or state agency having jurisdiction over the conduct of investment advisory services, or by the Institute for Chartered Financial Analysts, or the AIMR.

GENERAL CONCEPT

All employees of Bogle Investment Management L.P. shall conduct themselves in full compliance with all laws and regulations concerning the securities industry, in particular but not limited to, those laws and regulations governing "insider trading" and fiduciary responsibilities. Further, all employees shall conduct themselves in compliance within the spirit of the laws and guidelines set forth in this document. It shall be the responsibility of every employee to know said laws, regulations and guidelines.

Bogle Investment Management wishes to achieve a reputation for the highest integrity. This requires that all employees adhere to a set of principles which
1) place the interests of our clients and shareholders first; 2) require any personal securities transactions to be accomplished in a way that avoids any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and 3) reflect a fundamental standard that Bogle Investment Management employees must not take inappropriate advantage of their positions. Consequently, violations of any of the laws or regulations referenced above or guidelines outlined below will not be tolerated.

Personal trading exposes the Firm and its employees to additional risks for which there exists no compensation. Failure to comply with all laws, regulations and guidelines may, depending on the circumstance, result in immediate dismissal from Bogle Investment Management L.P. For this reason, Bogle Investment Management personnel are strongly encouraged to minimize the amount of trading of individual publicly held equity securities or derivatives for their personal accounts, or of non-Bogle Investment Management accounts over which they exercise any degree of control or in which they have an economic interest, including accounts of family members. Family members include a
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person's immediate family sharing the same household, in accordance with Rule
16a-1.
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(Unless stated otherwise, reference in this document to "securities" and
 "derivatives" refers to publicly traded equity securities and publicly traded derivatives. "Securities" also include any Bogle mutual fund but do not include any other mutual fund.)

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TOPICS IN THIS MANUAL


     1.     INSIDER TRADING

     2.   RESTRICTIONS ON PERSONAL TRADING

            INITIAL PUBLIC OFFERINGS

            PRIVATE PLACEMENTS

            BLACKOUT PERIODS AND TRADING PROCEDURES

            BAN ON SHORT-TERM TRADING PROFITS

     3.   GIFTS

     4.   SERVICE AS A DIRECTOR

     5.   OTHER RESPONSIBILITIES

          TIMELY REPORTING OF TRADES

          EMPLOYEE'S RESPONSIBILITY TO KNOW THE RULES

          EMPLOYEE'S RESPONSIBILITY TO REPORT VIOLATIONS

          COMPLIANCE OFFICER RESPONSIBILITIES

     6.  FUTURES AND OPTION TRADING

     7.  PROMOTIONAL MATERIAL RELATED TO FUTURES AND OPTIONS

     8.  CLIENT COMPLAINTS

     9.  BOGLE INVESTMENT MANAGEMENT NEW EMPLOYEE COMPLIANCE
           CHECKLIST

     10. DISCLOSURE OF PERSONAL HOLDINGS

     11. OTHER FORMS

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INSIDER TRADING

All employees are responsible for ensuring that trades they execute for their own accounts or for client accounts are not made on the basis of "insider information". Bogle Investment Management as a firm is liable for damages and may be prosecuted for the actions of its employees.

Congress has never precisely defined insider information and recent court cases are expanding the scope of actions that can be construed as "insider trading". Accordingly, all employees are expected to err on the side of caution and take no action that could be so construed.

"Insider trading" occurs when someone in a fiduciary relationship with a firm breaches their fiduciary responsibilities and reveals material non-public information about the firm to someone who then takes investment action with this non-public information. Information is deemed material when it is of sufficient importance to have caused an informed investor to take investment action.
Anyone taking action with such information can be found guilty of insider trading even if they have not received such information directly from the fiduciary.

Accordingly, all Bogle Investment Management employees must determine if their investment decision is made on the basis of information that is not in the public domain and if the source of such information, even if several people removed, had a fiduciary responsibility.

If a Bogle Investment Management employee is making an investment decision at the suggestion of another party (a broker or friend, for instance) and the decision is influenced by non-public information supplied or suggested by this other party, the Bogle Investment Management employee is responsible to ask the other party if the other party believes such information came from an "insider" with fiduciary responsibilities.

A Bogle Investment Management employee trading for his or her own account with specific brokers must advise these brokers, in writing, that he/she specifically wishes not to be provided with such non-public information if the source of the information could possibly be breaching their fiduciary responsibilities.

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RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

Although Bogle Investment Management discourages personal trading of securities or derivatives, employees may wish to trade securities from time to time. Employees may seek approval from the Compliance Officer to trade such securities. If approval is given, the employee may trade the security as long as it falls within the following guidelines:

Initial Public Offerings. In order to preclude any possibility of an employee profiting from their position on behalf of the Company, all personnel are prohibited from acquiring any securities in an initial public offering. Exceptions to this policy may be granted if a company's shares are offered directly to the investing public without the use of an intermediary or underwriter, and the employee purchases the shares in the offering directly from the issuing company.

Private Placements. Any employee interested in acquiring any security in a private placement must obtain express prior approval from the Compliance Officer. Approval will take into account the potential purchase of the security by the portfolio management staff for client portfolios and whether the investment opportunity is being offered to an individual by virtue of his or her position with the investment company.

Blackout Periods and Trading Procedures. In concept, blackout periods and trading procedures ensure that any employee trading activity be entirely segregated from and have no impact on the investment process Bogle Investment Management performs for its clients. These rules are intended to avoid actual or perceived conflicts of interest and front-running, as well as to limit personal trading activity which might provide a distraction from managing client assets.

Bogle Investment Management L.P. has a fiduciary responsibility to its clients to take action on the clients' behalf before taking action in the interest of its employees or BIM as a firm. Accordingly, this requires that any trade which a Bogle Investment Management employee undertakes for his or her own account, or for the account of any non-Bogle Investment Management client, must be done so as not to disadvantage any Bogle Investment Management client or to interfere with client portfolios in any way.

Any Bogle Investment Management employee considering the sale or purchase of any common stock or equity derivative is required to ask the Chief Investment Officer if that stock or derivative is currently being bought or sold for clients' accounts, if that stock is currently held in clients' accounts, or if that stock is being contemplated for purchase or sale for clients' accounts. If so, the employee is prohibited from trading the security until explicit authorization is given by the Compliance Officer or the Chief Investment Officer, or until five trading days after all client portfolios have eliminated all holdings of the security.

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If the stock is not held by Bogle Investment Management's clients and if no trade is planned, the employee may be given a special authorization to trade. The trade must be completed on the day of the request, otherwise the request must be resubmitted.

If the Portfolio Management staff decides that it wishes to trade in that security within the subsequent five trading days (not including the day the security was initially traded by the employee), it may, in its sole discretion, require the employee to assign his or her trade executed earlier to a charitable
organization of Bogle Investment Management's choosing.   If the employee's
original trade is unwound for any reason within the five day period subsequent the initial execution, but before the portfolio management staff has decided to allocate the trade to client accounts, the employee must disgorge any profit in the trade to the charitable organization. If the employee trade has already passed the settlement date, the profits from that trade must be given up to a charitable organization of Bogle Investment Management's choosing.

If the requested security is held in Bogle Investment Management's client's portfolios, authorization will generally not be given to trade the security.

Ban on Short-Term Trading Profits. In addition to the blackout periods described above, Bogle Investment Management prohibits all investment personnel from profiting in the purchase and sale, or sale and purchase, of securities or their equivalent within 60 calendar days. Any profits realized on such short-term trades will be required to be disgorged. The Compliance Officer may make an exception for severe and extenuating circumstances.

GIFTS

All personnel are prohibited from receiving any gift, service or other thing of more than $100 value from any person or entity that does business with or on behalf of Bogle Investment Management or has in the past or may in the future do business with Bogle Investment Management. All gifts with a value in excess of $25, and all gifts of tickets (of any value) must be approved by the Compliance Officer or his designee prior to acceptance, if practical, or as soon as possible thereafter. This policy excludes business meals, however, any meal with a cost in excess of $100 per person must be reported to the Compliance Officer. Any request for approval of a gift must be made in writing to the Compliance Officer or his designee.

SERVICE AS A DIRECTOR

Investment personnel are prohibited from serving on boards of directors of any publicly traded companies, absent prior authorization from the Compliance Officer, based on a determination that the board service would be consistent with the interests of the Company and its clients. Any personnel serving on a board will be isolated from the investment decision-making process by a "Chinese Wall."

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OTHER RESPONSIBILITIES

TIMELY REPORTING OF TRADES

Bogle Investment Management employees trading any covered security for their own account must provide written confirmation of all trades to Bogle Investment Management's Compliance Officer within five business days of the trade. A covered security means a security as defined in Section 2(a)(9) of the Investment Company Act; it includes all securities except for government
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obligations, cash and cash instruments, and mutual funds (BIM mutual funds are not excluded).  Employees are also required to report transactions in securities
---
in which Bogle Investment Management has any direct or indirect beneficial ownership.

Employees must also provide the Compliance Officer with monthly summaries showing all trades of securities executed during the preceding month, within fifteen days of the end of the preceding month.

Further, employees must provide the Compliance Officer with a statement of all securities holdings both at the commencement of employment at Bogle Investment Management, and annually thereafter.

In addition, employees must certify within ten calendar days of the end of each calendar quarter, that all trades made by the employee were disclosed to the company and were in conformance with all compliance procedures as specified in this manual. In the quarterly trade report, employees must also identify any broker, dealer, or bank with whom they maintain a trading account.

Finally, employees must keep a written log documenting the time and date of each trade, together with a brief description of the investment rationale for the trade.

EMPLOYEE RESPONSIBILITY TO KNOW THE RULES

Bogle Investment Management employees are responsible for their actions under the law and therefore required to be sufficiently familiar with the law to avoid infringing it. Employees who have any doubt about the reporting, timing, feasibility or any other question regarding a personal securities transaction must seek clarification from the Compliance Officer or his/her designate before transacting in the security. Misinterpretation of the rules will not be tolerated as an excuse for mistakenly transacting in a security. Any uncertainty about the rules and regulations will require that the individual not transact in the security.

Within thirty days of receiving the book, Bogle Investment Management employees must have read and become familiar with this Compliance Manual and with the CFA Code of Ethics and Standards of Practice Handbook. Employees must certify, in writing, that they have read and understood these two publications and that they will conduct themselves professionally in complete accordance with the requirements and standards therein.

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EMPLOYEE RESPONSIBILITY TO REPORT KNOWLEDGE OF ANY VIOLATIONS TO COMPLIANCE
OFFICER

Bogle Investment Management employees have an obligation to report to the Compliance Officer any knowledge they have of violations of this Compliance Manual or violations of any other applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing Bogle Investment Management's professional, financial, or business activities. Failure to report knowledge of any violation will be considered a violation and will subject the employee to immediate dismissal. It is each employee's responsibility to know the laws and rules governing personal trading activity and the Company's business activities.

COMPLIANCE OFFICER RESPONSIBILITIES

It shall be the responsibility of the Compliance Officer to enforce the provisions of this document and to educate employees to their responsibilities herein.

The Compliance Officer will provide new employees with a copy of this manual and of the CFA Code of Ethics and Standards of Conduct as soon as possible after they join the firm.

The Compliance Officer is responsible for staying current with significant new legal developments in the area of financial advisory services, fiduciary responsibilities, and insider trading, and to convey such developments to Bogle Investment Management's employees.

The Compliance Officer will review all employee trading documents in a timely manner and take such action as this manual requires in regards to employee trading and conduct.

The Compliance Officer will maintain a set of records certifying that he has conducted the tasks required in this manual.

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FUTURES AND OPTIONS TRADING

A partner, officer or director of Bogle Investment Management L.P must review all futures and options trades. This review must be documented.

PROMOTIONAL MATERIAL RELATED TO FUTURES AND OPTIONS

All promotional material which describes Bogle Investment Management L.P.'s use of futures and options must be reviewed and approved by an officer, general partner, or other supervisory employee other than the individual who prepared such material. This review must be documented and filed.

CUSTOMER COMPLAINTS

Customer complaints must be promptly reported to the Compliance Officer. The Compliance Officer is responsible for recording, investigating, and responding to all complaints. All complaints will be recorded in Bogle Investment Management L.P.'s complaint file.

Any violation of the above policies will subject the violating employee to disciplinary action, including but not limited to monetary penalties and/or termination of their employment at Bogle Investment Management.

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BOGLE INVESTMENT MANAGEMENT EMPLOYEE COMPLIANCE CHECKLIST

EMPLOYEE NAME:

DATE OF HIRE:

I certify that I introduced this employee to the concept of compliance and provided him/her with a copy of the Bogle Investment Management Compliance Manual and the CFA Code of Ethics and Standards of Practice Handbook.

COMPLIANCE OFFICER:                                DATE:

I certify that I have read and understood the Bogle Investment Management Compliance Manual and the CFA Code of Ethics and Standards of Practice Handbook and that I will conduct myself in accordance with the rules, laws, and standards therein. I further certify that I will always act as a responsible fiduciary for Bogle Investment Management' clients and that I will not utilize material non-public information in any investment decision I make on my own behalf or on behalf of Bogle Investment Management's clients.

EMPLOYEE:                                          DATE:

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DISCLOSURE OF PERSONAL HOLDINGS

This form is to be submitted by all employees upon commencement of employment and annually thereafter.

I hereby certify that the following is a complete list of the Securities in which I have a direct or indirect beneficial ownership:

Security List
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Please also identify any broker, dealer, or bank with whom you maintain a trading account:


EMPLOYEE:                                          DATE:

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OTHER FORMS AVAILABLE FROM THE COMPLIANCE OFFICER

Trade Authorization Request

Gift Approval Request

Quarterly Report of Securities Transactions

Annual Certification


Note that trade confirms and monthly brokerage reports and/or account statements should also be submitted to the Compliance Officer per the guidelines set forth above.

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